LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into this 1st day of September, 2007 (hereinafter “EFFECTIVE DATE”), by and between Perma-Fix Northwest Richland, Inc. (hereinafter “LESSOR”), a Washington corporation with its offices located at 2025 Battelle Boulevard, Richland, Washington 99354, and IsoRay, Inc. (hereinafter “LESSEE”), a Delaware corporation with its corporate offices located at 350 Hills Street, Suite 106, Richland, Washington 99354, (collectively, the "Parties" and each a "Party").

WHEREAS, On June 14, 2007, LESSOR purchased and now owns the premises known as 2025 Battelle Boulevard, Richland, Washington; and

WHEREAS, LESSEE has leased a portion of said premises from the former owner, Nuvotec USA, pursuant to a written lease agreement (hereinafter “PRIOR LEASE”); and

WHEREAS, both Parties have an interest in amending the terms of the prior lease for these premises;

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the parties hereto agree to terminate the PRIOR LEASE and enter into this new lease agreement (hereinafter “AGREEMENT”) as follows:

SECTION 1 - PREMISES. LESSOR does hereby lease to LESSEE the Waste Storage Bay 3 of the Mixed Waste Building on the premises commonly known as 2025 Battelle Boulevard, Richland, Washington 99354. Further, LESSEE shall have access to the rest room facilities and lunchroom located near the Premises, as well as other common areas as appropriate and necessary.

SECTION 2- TERM. The term of this AGREEMENT shall be from the EFFECTIVE DATE through January 31, 2008 (hereinafter, “TERMINATION DATE”), subject to the terms for occupying the premises beyond the TERMINATION DATE set forth in Section 5.

SECTION 3 - EARLY TERMINATION. LESSOR acknowledges LESSEE’s desire to vacate the leased premises before the end of the term.  LESSOR agrees to allow early termination of this lease provided that LESSEE gives LESSOR written notice at least forty-five (45) days prior to the date LESSEE intends to vacate the premises. Forty-five (45) days notice is necessary to ensure LESSOR adequate time to confirm that the premises have been restored to conditions specified in Sections 12, 16, and/or 23 of this AGREEMENT.

If LESSEE makes notification of its intent to terminate the lease early, LESSEE shall pay LESSOR the full rent due at the beginning of each month subsequent to said notification until LESSEE has demonstrated to LESSOR’s satisfaction that the premises have been restored to conditions specified in Sections 12, 16, and 23 of this AGREEMENT; and LESSOR, in its sole discretion, releases (in writing) LESSEE from LESSEE’s obligations set forth in these Sections. LESSOR’s written release shall not be unreasonably withheld. During the month in which LESSOR’s release is granted, LESSOR will only be required to pay a prorated share of that month’s rent. The prorated share of rent due shall be calculated by dividing the number of calendar days (including the release date) that have passed in the subject month by that month’s total calendar days; and multiplying the resulting fraction by the affected month’s rent.

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SECTION 4 - RENT. LESSEE covenants and agrees to pay LESSOR five thousand dollars ($5,000) per month during the term of this AGREEMENT. If the rent is not paid by the 10th day of each month, then LESSOR shall be entitled to collect and LESSEE shall pay a late charge of ten percent (10%) of the five thousand dollar ($5,000) monthly rent. LESSEE shall pay the first month’s rent due under this AGREEMENT on or before September 10, 2007. Payments are to be made to the LESSOR at its offices located at 2025 Battelle Boulevard, Richland, Washington 99354, Attention: Accounts Receivable.

SECTION 5 - OCCUPANCY OF PREMISES BEYOND THE TERMINATION DATE. Should the LESSEE continue to occupy the premises after the Termination Date (which is January 31, 2008), such tenancy shall be from month to month, and the LESSEE covenants and agrees to pay LESSOR fifty thousand dollars ($50,000) per month until LESSEE has vacated the premises and obtained LESSOR’S written release from LESSEE’s obligations set forth in Sections 12, 16, and 23 of this AGREEMENT. If the rent is not paid by the 10th day of each month following the TERMINATION DATE, then LESSOR shall be entitled to collect and LESSEE shall pay a late charge of ten percent (10%) of the fifty thousand dollar ($50,000) monthly rent. Payments are to be made to the LESSOR at its offices located at 2025 Battelle Boulevard, Richland, Washington 99354, Attention: Accounts Receivable. The provisions of this section shall not apply if the holdover by LESSEE is caused by acts of God or unforeseen delays or acts by a third party over which the LESSEE has no control.

SECTION 6 - OCCUPANCY OF PREMISES BEYOND FEBRUARY 1, 2008. If LESSEE has not vacated the premises and obtained LESSOR’s written release from LESSEE’s obligations set forth in Sections 12, 16, and 23 of this AGREEMENT by February 1, 2008, then LESSEE covenants and agrees to pay LESSOR one-hundred thousand dollars ($100,000) to continue the AGREEMENT on a month to month basis under the terms set forth in Section 5. The Payments are to be made to the LESSOR at its offices located at 2025 Battelle Boulevard, Richland, Washington 99354, Attention: Accounts Receivable. The provisions of this section shall not apply if the holdover by LESSEE is caused by acts of God or unforeseen delays or acts by a third party over which the LESSEE has no control.

SECTION 7 - TERMINATION & VACATION REQUIRMENTS. This Agreement may be terminated:

(1) At any time upon written agreement of both parties; or
(2) Upon expiration of the AGREEMENT’s term and LESSOR’s written release of LESSEE from LESSEE’s obligations set forth in Sections 12, 16, and 23.

Upon termination of the AGREEMENT, LESSEE shall surrender to LESSOR all keys fitting all locks located on the Premises that are in the possession of LESSEE.

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SECTION 8 - ACCEPTANCE OF PREMISES.LESSEE accepts the Premises “as-is”. There are no expectations for facility modifications necessary to accommodate LESSEE but if the situation arises, LESSEE must obtain LESSOR’s written approval for such modifications and the responsibility for the cost shall be borne by LESSEE.

SECTION 9 - PERMITTING. LESSEE shall be responsible for obtaining and maintaining any and all permits, which are specific to LESSEE’s operations on the leased premises.

SECTION 10 - RELATIONSHIP OF THE PARTIES. Nothing contained in this AGREEMENT shall, by express grant, implication, estoppel, or otherwise, create in either party any right, title, interest, or license in or to the inventions, patents, technical data, computer software, or software documentation of the other party. This Agreement is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind, other than a landlord-tenant relationship, and the rights and obligations of the parties shall be only those expressly set forth herein. Neither party shall have authority to bind the other except to the extent authorized herein. Nothing in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both parties

SECTION 11 - OPERATING COSTS AND EXPENSES. LESSOR is responsible for real estate taxes, building insurance, and building maintenance, without any additional charge to the LESSEE. LESSEE is responsible for providing their own office and operating equipment and administrative personnel.

SECTION 12 - CONTAMINATION. Notwithstanding any other provision of this AGREEMENT, in the event that the activities of LESSEE contaminate the leased premises and/or any of the premises commonly known as 2025 Battelle Boulevard, Richland, Washington, LESSEE shall be solely responsible for the cost of restoring the contaminated areas to the same condition as existed at the inception of the PRIOR LEASE with Nuvotec USA (hereinafter “BASELINE CONDITION”). LESSEE agrees to clean up any known contaminates at the time the contamination occurs and to immediately notify LESSOR of the situation. The BASELINE CONDITION of the premises was established by Nuvotec USA at inception of the PRIOR LEASE (see attached baseline survey). The sufficiency of restoration work conducted by or on behalf of LESSEE in order to return the premises to the BASELINE CONDITION shall be determined solely by LESSOR’s evaluation and approval of restoration work. LESSOR’s approval of restoration work shall not be unreasonably withheld.

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SECTION 13 - TECHNICAL SUPPORT. Under this AGREEMEMT LESSOR may, from time to time, provide certain technical support staff to the LESSEE. Time for said staff will be billed in accordance with the rates set forth in Exhibit A.

SECTION 14 - UTILITIES.  LESSOR shall pay all charges for water, sewage disposal, and gas or other fuel utilized in connection with normal and customary general occupancy of the premises without any additional charge to LESSEE. LESSEE shall pay all charges for telephone, internet, LAN, and other charges specific to the use of the premises by LESSEE. Additionally, LESSEE shall be responsible for establishing their own mail service - both pick-up and drop-off - as this function will not be provided by the LESSOR. Further, LESSEE shall be responsible for all electricity charges consumed by the LESSEE’s operations.

SECTION 15 - JANITORIAL SERVICES. LESSEE shall be responsible for and provide janitorial services and supplies to support its occupancy.

SECTION 16 - MAINTENANCE. The LESSEE will at all times keep the premises neat, clean, and sanitary. LESSEE shall take all reasonable measures to maintain the premises in a condition that is at least as well maintained as it was at the time of initial occupancy under the PRIOR LEASE, accounting for normal wear and tear.

SECTION 17 - TAXES. The Parties acknowledge that LESSOR shall pay and hold LESSEE harmless for all state, federal, and local taxes and assessments against the Premises or leasehold improvements thereto.

SECTION 18 - INSURANCE.LESSEE shall, at its cost and expense, procure and maintain during the term of this AGREEMENT the following insurance coverage:

(1)
Comprehensive general public liability insurance insuring against the risks of bodily injury, property damage, and personal injury liability occurring on the Premises or arising out of LESSEE's negligent use or occupancy of the Premises, with a combined single limit of liability of at least $1,000,000.

(2)
Fire and extended coverage insurance, insuring LESSEE's personal property in or on the Premises for one hundred percent (100%) of its full insurable and replacement cost, without deduction for depreciation.

(a)
LESSEE's policy of liability insurance shall list LESSOR as additional insured and shall also contain an endorsement that although LESSOR is listed as additional insured, LESSOR shall not be entitled to recover under the policy for any loss or damage occasioned to it or its agents or employees except by reason of LESSEE's negligence. Any insurance policy LESSEE is required to procure and maintain under this AGREEMENT shall be issued by a responsible insurance company or companies licensed to do business in the State of Washington. Further, each such policy shall provide that it may not be canceled, terminated, or changed except after thirty (30) days prior written notice to LESSOR.

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(b)
LESSOR and LESSEE each waives any claim it might have against the other for personal injury or death or for damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, LESSOR’s or LESSEE’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, and each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

(3)	In the event that it is determined that to be in compliance with state regulatory requirements additional insurance coverage is necessary, the parties agree to work together to obtain such.

SECTION 19 - SUCCESSORS IN INTEREST. This AGREEMENT shall be binding upon and inure to the benefit of the heirs, successors, assigns, and transferees of the parties hereto. This AGREEMENT shall not be assignable in whole or in part without the prior written approval of the LESSOR.

SECTION 20 - ACCESS TO PREMISES. LESSEE shall allow LESSOR access at all reasonable times to the leased premises for the purpose of inspection and repairs.

SECTION 21 - DEFAULT BY LESSOR. Should LESSOR fail to perform any of the terms and conditions required herein, LESSEE may declare LESSOR to be in default upon thirty (30) days written notice. Upon default, LESSEE may terminate this AGREEMENT (without liability to pay any amount for such termination) and/or pursue any and all remedies available to it under Washington law. Provided, however, that if such failure to observe or perform is remediable but is of such nature that it cannot be remedied within such thirty (30) day period, then for such longer period as may be reasonably required, so long as LESSOR promptly commences and diligently pursues such remedy to completion.

SECTION 22 - DEFAULT BY LESSEE. Should LESSEE fail to perform any of the terms and conditions required herein, LESSOR may declare LESSEE to be in default upon thirty (30) days written notice. Upon default, LESSOR may terminate this AGREEMENT (without liability to pay any amount for such termination) and/or pursue any and all remedies available to it under Washington law. Provided, however, that if such failure to observe or perform is remediable but is of such nature that it cannot be remedied within such thirty (30) day period, then for such longer period as may be reasonably required, so long as LESSEE promptly commences and diligently pursues such remedy to completion.

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The occurrence of any one or more of the following events shall constitute a material default in breach of this AGREEMENT by LESSEE: 1) failure by LESSEE to make any payment of rent or other sum required herein as and when due; 2) failure by LESSEE to sign this AGREEMENT; and/or, 3) failure by LESSEE to materially observe or perform any of the covenants, conditions, or provisions of this AGREEMENT. In such event, the LESSEE will be liable to LESSOR for the balance of unpaid rent and all costs incurred by LESSOR to restore the leased premises to the BASELINE CONDITION.

SECTION 23 - ALTERATIONS/IMPROVEMENTS. LESSEE shall not make any alterations or improvements in, on, or about the premises without the prior written consent of LESSOR, which shall not be unreasonably withheld. Upon the expiration or termination of this AGREEMENT, the LESSEE acknowledges that any alterations and/or improvements to the property which have been installed by the LESSEE and approved by the LESSOR may or may not be left with the Premises. LESSOR may require the LESSEE to remove any alterations and/or improvements which were made with or without the LESSOR’S approval (or LESSOR’S approval under the PRIOR LEASE) and restore the premises to their original condition as of the beginning date of the PRIOR LEASE as determined solely by LESSOR’s independent engineer.

The LESSEE process and process support equipment shall not be considered Alterations or Improvements and shall be removed by the LESSEE upon termination of this AGREEMENT. This equipment includes, but is not limited to:

•	Hot cells;
•	Glove boxes;
•	Analytical equipment;
•	Radiation monitoring equipment;
•	Computers and peripheral equipment; and,
•	Ancillary and support equipment related to the above.

The following Alterations and Improvements shall be removed as directed by LESSOR upon or prior to termination of this AGREEMENT: HVAC, electrical modifications (including lighting), walls, cabinetry, exterior concrete pad, fencing/gates, and signage.

SECTION 24 - SIGNAGE. LESSOR hereby consents to LESSEE posting one sign on the exterior of the main entrance to the building (fenceline) and one sign at or near the roadway at the main road entrance as approved per the City of Richland. All signs shall be subject to the prior review and approval of the LESSOR.

SECTION 25 - PARKING. LESSOR shall provide spaces for automobile parking.

SECTION 26 - COMMON AREAS. Common areas are defined to include the following interior and exterior areas: hallways, restrooms, emergency exits, parking areas and the entrances and exits thereof, driveways, sidewalks, lunch rooms, rest rooms/locker rooms on the east side of main building (Building 17), and other areas and facilities provided for general use.

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LESSOR shall arrange for all required maintenance of both interior and exterior common areas including gardening and landscaping, janitorial, repair of common area facilities, line painting, lighting lamp replacement, sanitary control, removal of snow, trash rubbish and other refuse, policing, traffic and other regulations.

SECTION 27 - HAZARDOUS MATERIALS. LESSEE shall not take or store upon the premises any pollutants, contaminants, hazardous, or toxic materials as defined by the law of the State of Washington or by federal law, except in strict compliance with all applicable local, state or federal rules, regulations, ordinances, and statutes.

SECTION 28 - NOTICES. All notices, certificates, acknowledgments, and other reports hereunder shall be in writing and shall be deemed properly delivered when duly mailed by registered letter to the other party at its address as follows, or to such other address as either party may, by written notice, designate to the other.

Perma-Fix Northwest Richland, Inc.	IsoRay, Inc.
2025 Battelle Boulevard	350 Hills Street, Suite 106
Richland, Washington 99354	Richland, WA 99354
Attn: Richard Grondin	Attn: David J. Swanberg
Phone: (509) 528-0492	Phone: (509) 375-1202
Fax:	Fax: (509) 375-3473

SECTION 29 - CHANGES TO TERMS. This AGREEMENT shall not be amended, modified, or extended, nor shall any waiver of any right hereunder be effective unless set forth in a document executed by duly authorized representatives of both the parties. The waiver of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition for any subsequent breach of the same.

SECTION 30 - NON-WAIVER. The failure of the LESSOR to insist, in any one or more instances, upon strict performance of any of the covenants, agreements, or obligations of the Lessee hereunder, or to exercise any option herein contained, shall not be construed as a waiver, or a relinquishment for the future of such covenant of option, but the same shall continue and remain in full force and effect. The receipt by the LESSOR of rent, with knowledge of the breach of any covenant, agreement or obligation hereof shall be not deemed to be a waiver of any such breach to have been made unless expressed in writing and signed by the LESSOR

SECTION 31 - TIME OF ESSENCE. In all instances where LESSOR or LESSEE is required hereunder to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood and stipulated that time is of the essence.

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SECTION 32 - INTEGRATON. This AGREEMENT contains all of the agreements, representations, and understandings of the parties hereto and supersedes and replaces any and all previous understandings, commitments, or agreements, oral or written, related to this AGREEMENT set forth herein.

SECTION 33 - SEVERABILITY. If any part, term, or provision of this AGREEMENT shall be held void, illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this AGREEMENT, the validity of the remaining portions of provisions shall not be affected thereby.

SECTION 34 - JURISDICTION. This AGREEMENT shall be enforced and interpreted under the laws of the State of Washington.

SECTION 35 - PREVAILING PARTY. In the event that either party hereto brings an action at law or in equity for the enforcement of any provision of this AGREEMENT, the prevailing party shall be entitled to recover all costs and expenses including reasonable attorney's fees incurred both at trial and on appeal.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT on the date first stated above.

PERMA-FIX NORTHWEST, INC.		ISORAY, INC.

By:	/s/ Richard Grondin for	By:	/s/ Jonathan R. Hunt
	Name: Jim Morrison, CPA Title: Business Manager		Name: Jonathan R. Hunt Title: Chief Financial Officer
	Date: 10/10/2007		Date: 10/10/2007

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